Exhibit 10.8

Published CUSIP Number: ________________
AMENDED AND RESTATED
TERM LOAN AGREEMENT
Dated as of July 29, 2005
among
WESTERN REFINING COMPANY, L.P.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent
and a Lender,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

i

SCHEDULES

2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.13	Equity Interests in the Borrower
7.01	Existing Liens
7.05	Existing Leases
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion
F	Deed of Trust
G	Security Agreement
H	Investment Account Control Agreement

AMENDED AND RESTATED TERM LOAN AGREEMENT
     This AMENDED AND RESTATED TERM LOAN AGREEMENT is entered into as of July 29, 2005, among WESTERN REFINING COMPANY, L.P., a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders,” and each individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and a Lender.
     The Borrower and Kaston Pipeline Company, L.P., as borrowers, Bank of America, N.A., as administrative agent, and the financial institutions parties thereto have entered into that certain Credit Agreement dated as of August 29, 2003, as amended by that certain First Amendment to Credit Agreement dated as of March 31, 2004 (as amended prior to the date hereof, the “Existing Term Loan Credit Agreement”).
     The parties wish to amend and restate the Existing Term Loan Credit Agreement on the terms and conditions of this Agreement.
     In consideration of the mutual covenants and agreements herein contained, the Existing Term Loan Credit Agreement is hereby amended and restated to read in its entirety as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time provide to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means, on any date of determination, the sum of the Initial Advance Commitments of all the Lenders plus the Second Advance Commitments of all the Lenders. The initial Aggregate Commitments is $200,000,000.
     “Agreement” means this Amended and Restated Term Loan Agreement, as the same may hereafter be renewed, extended, amended or restated from time to time.
     “Applicable Percentage” means, (a) on any date of determination during the Availability Period, for any Lender (i) with respect to the Initial Advance, the “Initial Advance Percentage” (carried out to the ninth decimal place) specified by the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; (ii) with respect to the Second Advance, the “Second Advance Percentage” specified (if any) (carried out to the ninth decimal place) by the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; or (iii) with respect to reimbursements pursuant to Section 10.04(c), the proportion (expressed as a percentage carried out to the ninth decimal point) that the sum of the Outstanding Amount owed to such Lender plus the amount of such Lender’s Second Advance Commitment bears to the aggregate sum of the Outstanding Amount plus the Second Advance Commitments of all the Lenders; and (b) on any date of determination arising after the Availability Period or with respect to any determination made with respect to prepayments or payments pursuant to Sections 2.03(b) or 2.10(a), the proportion (expressed as a percentage carried out to the ninth decimal place) that the aggregate Outstanding Amount owed to any Lender bears to the aggregate Outstanding Amounts owed to all Lenders at such time; provided that, if, on any date of determination, no Outstanding Amounts then exist, then the Applicable Percentage shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.
     “Applicable Rate” means, from time to time, (a) 2.50% for Eurodollar Rate Loans, and (b) 1.50% for Base Rate Loans; provided, that for so long as the Borrower’s Indebtedness under this Agreement is rated BB- or higher by S&P, and B1 or higher by Moody’s, then the Applicable Rate with respect to Eurodollar Rate Loans shall be 2.25%, and the Applicable Rate with respect to Base Rate Loans shall be 1.25%. Any increase or decrease in the Applicable Rate resulting from a change in the rating of the Borrower’s Indebtedness under this Agreement shall become effective as of the tenth Business Day following the date of any such change.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) November 30, 2005, (b) the Maturity Date, (c) the date of termination of the Commitments pursuant to

Sections 2.01(c) or 2.04, and (d) the date of termination of the Commitment of each Lender pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrowing” means the borrowing during the Availability Period consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Casualty” means an event constituting a Lesser Casualty, Material Casualty or a Major Casualty.
     “Casualty Proceeds” means all casualty recoveries or other payments (including, without limitation, insurance proceeds and condemnation proceeds) payable by any Person or Governmental Authority with respect to any loss or damage to any part of the property of the Loan Parties.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which more than fifty percent (50%) of the voting Equity Interests of the Borrower or the General Partner are owned of record or beneficially, directly or indirectly, by any Person or Persons other than Paul Foster or members of his immediate family (spouse and children) or Affiliates thereof (including, without limitation, trusts established by Paul Foster for estate planning purposes); provided, that following a Public Offering, “Change of Control” means an event or series of events by which either (a) less than 30% of the voting Equity Interests of the Borrower or the General Partner are owned of record or beneficially, directly or indirectly, by those Persons who are owners of the Equity Interests (or members of their immediate families or Affiliates thereof (including, without limitation, trusts established for estate planning purposes) as of the Closing Date (collectively, the “Existing Owners”); or (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Existing Owners, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of (i) the direct or indirect Equity Interests of the Borrower or the General Partner, or (ii) the Equity Interests of the Borrower or the General Partner entitled to vote for members of the board of directors or equivalent governing body of the Borrower or the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor the Administrative Agent, for the benefit of the Lenders, whether under this Agreement or under any other document executed by any such Person and delivered to the Administrative Agent or the Lenders.
     “Collateral Account” means the deposit account or other account maintained by the Administrative Agent (and subject to the first priority security interest of the Administrative Agent for the benefit of the Lenders) pursuant to Section 2.03(e) into which Net Cash Proceeds from sales of Collateral and other amounts held by the Administrative Agent pursuant to this Agreement shall be deposited pending final application of such proceeds in accordance with the terms of this Agreement. The Collateral Account shall be under the sole dominion and control of the Administrative Agent.
     “Collateral Documents” means, collectively, (a) the Security Agreement, Deed of Trust, the Guaranties, each Investment Account Control Agreement and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guaranties and other similar agreements executed by the Borrower, any Subsidiary, or any Guarantor in favor of the Administrative Agent, for the benefit of Lenders, now or hereafter delivered to the Administrative Agent or the Lenders pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower, any Subsidiary or any Guarantor, as debtor, in favor of the Administrative Agent, for the benefit of the Lenders, as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.
     “Commitment” means, on any date of determination, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount not to exceed the sum of such Lender’s Initial Advance Commitment and its Second Advance Commitment, as applicable, as such amounts may be adjusted from time to time in accordance with this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-

recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries as determined in accordance with GAAP (excluding extraordinary gains and extraordinary losses) for that period.
     “Consolidated Net Worth” means, at any date, the total assets less total liabilities of the Borrower and its Subsidiaries on a combined basis as determined in accordance with GAAP and reported on the financial statements most-recently delivered by the Borrower to the Administrative Agent pursuant to Section 6.01 hereof.
     “Consolidated Total Indebtedness” means, as of any date of determination, Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, other than (a) undrawn or unfunded amounts under letters of credit, surety bonds and similar instruments, and (b) Indebtedness pursuant to Swap Contracts that have not been closed out or terminated.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt Issuance” means the issuance, incurrence or assumption of Indebtedness with a maturity of greater than one year by the Borrower or any of its Subsidiaries on or after the Closing Date, other than (a) Indebtedness arising under the Loan Documents, (b) Indebtedness permitted by Section 7.03(e), (c) obligations under Swap Contracts and (d) Indebtedness arising under the Revolving Credit Agreement.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Deed of Trust” means that certain Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing substantially in the form of Exhibit F attached hereto, executed by the Borrower in favor of the trustee therein named for the Administrative Agent, for the benefit of the Lenders, as renewed, extended, amended or restated from time to time, which secures the Property and other Collateral described therein.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Rate, if any, applicable to Base Rate Loans, plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent and the Issuing Bank, and (ii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Issuance” means the issuance of any class of equity interests by the Borrower or any of its Subsidiaries (other than equity interests issued to the Borrower or a wholly-owned Subsidiary of the Borrower) on or after the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreements” means, collectively, (a) the Existing Revolving Credit Agreement and (b) the Existing Term Loan Credit Agreement.
     “Existing Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement dated as of August 29, 2003, among the Borrower, as borrower, Bank of America, as administrative agent, and the financial institutions parties thereto, as amended.
     “Existing Term Loan Credit Agreement” has the meaning set forth in the recitals hereto.
     “Extraordinary Receipts” means cash received by the Borrower or any Subsidiary (other than Casualty Proceeds) that is not included in the calculation of Consolidated Net Income.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated May 24, 2005, among the Borrower, the Administrative Agent and the Arranger.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “General Partner” means Refinery Company, L.C., the general partner of the Borrower.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantor” means any Subsidiary that executes a Guaranty pursuant to Section 6.13 hereof.
     “Guaranty” means a Guaranty Agreement in form and substance satisfactory to the Administrative Agent, executed by each Guarantor in favor of the Administrative Agent, for the benefit of the Lenders, as renewed, extended, amended or restated from time to time, and collectively, the “Guaranties”.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) capital leases and Synthetic Lease Obligations;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Initial Advance” means shall have the meaning given such term in Section 2.01(a).
     “Initial Advance Commitment” means, as to any Initial Advance Lender, its obligation to make Loans to the Borrower on the Closing Date in an amount equal to its Applicable Percentage of the Initial Advance, as adjusted from time to time in accordance with this Agreement.
     “Initial Advance Lender” means a Lender that, pursuant to Section 2.01(a), is committed to make Loans to the Borrower on the Closing Date and any permitted successor or assignee of such Initial Advance Lender.

     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or, subject to availability, six months thereafter, as selected by the Borrower in its Loan Notice; provided, that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Account Control Agreement” means an agreement substantially in the form of Exhibit H hereto, or any other agreement in form and substance satisfactory to the Administrative Agent serving a similar purpose, among the Borrower, the Administrative Agent, and a Securities Intermediary.
     “IP Rights” has the meaning specified in Section 5.17.
     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notice to the Borrower and the Administrative Agent.
     “Lesser Casualty” means either (a) a casualty to the Property or other property of a Loan Party resulting in damage or loss to the Property or other property of a Loan Party for which the costs to repair are equal to or greater than $1,000,000, but less than $30,000,000, for any single incident, or (b) a condemnation or other taking of a portion of the Property or other property of a Loan Party resulting in damage or loss of or to the Property or other such property for any single incident in an amount equal to or greater than $1,000,000, but less than $30,000,000.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” has the meaning set forth in Section 2.01.
     “Loan Documents” means this Agreement, each Note, the Collateral Documents and the Fee Letter.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Borrower, General Partner, each Guarantor and each Subsidiary that has executed a Collateral Document; and each individually, a “Loan Party”.
     “Major Casualty” means either (a) a casualty to the Property or other property of a Loan Party resulting in damage or loss to the Property or other property of a Loan Party for which the costs to repair are equal to or greater than $50,000,000 for any single incident, or (b) a condemnation or other taking of a portion of the Property or other property of a Loan Party resulting in damage or loss of or to the Property or other such property for any single incident in an amount equal to or greater than $50,000,000.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (ii) the perfection or priority of any Lien guaranteed under any of the Collateral Documents.
     “Material Casualty” means either (a) a casualty to the Property or other property of a Loan Party resulting in damage or loss to the Property or other property of a Loan Party for which the costs to repair are equal to or greater than $30,000,000, but less than $50,000,000, for any single incident, or (b) a condemnation or other taking of a portion of the Property or other property of a Loan Party resulting in damage or loss of or to the Property or other such property for any single incident in an amount equal to or greater than $30,000,000, but less than $50,000,000.
     “Maturity Date” means July 27, 2012.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to the sale of any asset by a Loan Party or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by any Loan Party or any Subsidiary in connection with such sale and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith;
     (b) with respect to the issuance of any Indebtedness by a Loan Party or any Subsidiary, the excess, if any, of (i) cash and cash equivalents received in connection with such issuance (including any cash received by way of deferred payment pursuant, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is required to be repaid in connection with such issuance (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by any Loan Party or any Subsidiary in connection with such issuance; and
     (c) with respect to the sale of any Equity Interests by a Loan Party or a Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Loan Party or Subsidiary in connection with such sale.
     “Note” means a promissory note made by the Borrower in favor of an Initial Advance Lender in the amount of such Initial Advance Lender’s Initial Advance Commitment, and a promissory note made by the Borrower in favor of a Second Advance Lender in the amount of such Second Advance Lender’s Second Advance Commitment, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, in each case including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     “Operating Cash” means the Borrower’s cash and cash equivalents, other than (a) cash comprising a portion of the Borrowing Base (as defined in the Revolving Credit Agreement), and (b) cash and cash equivalents in the Term Loan Collateral Account.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Distributions” means any of the following:
     (a) quarterly or annual distributions to equity owners for the payment of taxes attributable to the Borrower’s operations as a partnership (“Permitted Tax Distributions”);
     (b) annual distributions of up to $72,000 to RHC Holdings, L.P. (“RHC”) for the payment of premiums for life insurance policies the proceeds of which are payable to RHC (“Permitted Insurance Premium Distributions”); and
     (c) discretionary distributions to the partners (or shareholders, as applicable) of the Borrower, so long as (i) no Default exists prior to and after giving effect to such distribution, and (ii) following each such discretionary distribution, the sum of (A) the amount of the Borrower’s Operating Cash plus (B) Availability (as defined in the Revolving Credit Agreement) exceeds $75,000,000.
     “Permitted Insurance Premium Distributions” has the meaning given to such term in the definition of Permitted Distributions.

     “Permitted Tax Distributions” has the meaning given to such term in the definition of Permitted Distributions.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” is defined in Section 6.02 hereof.
     “Property” means the Refinery and the real estate upon which the Refinery is located, and the interests in real property created by easements or rights of way in favor of any Loan Party, together with all Loan Parties’ interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.
     “Public Offering” means the offering or issuance by any Loan Party of Equity Interests that have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     “Receivables” shall mean, as to the Borrower or any of its Subsidiaries, all accounts receivable, whether billed or unbilled, arising out of the sale of inventory in the ordinary course of business.
     “Refinery” means the refineries owned and operated by the Borrower located at 6500 Trowbridge Drive, El Paso, Texas.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates; and “Related Party” means any one of the foregoing.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, (a) on any date of determination occurring prior to the Second Advance Date or prior to the termination or expiration of the Second Advance Commitment, those Lenders holding in the aggregate more than 50% of (i) the sum of the Outstanding Amount plus the amount of the Second Advance Commitment of all Lenders then in effect; and (b) on any date of determination occurring after the Second Advance Date or after the termination or expiration of the Second Advance Commitment, Lenders holding in the aggregate more than 50% of the Outstanding Amount. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Revolver Collateral” means accounts receivables, inventory, deposit accounts, investment property, investment accounts, securities accounts (other than the Term Loan Collateral Account) and related collateral as described in the security agreement delivered on the Closing Date for the benefit of the lenders parties to the Revolving Credit Agreement.
     “Revolving Credit Agreement” means that certain Revolving Credit Agreement dated of even date herewith, among the Borrower, as borrower, Bank of America, as administrative agent, and the financial institutions parties thereto, as renewed, extended, amended or restated from time to time, and all future revolving credit agreements executed in replacement or refinancing thereof.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Second Advance” means the aggregate principal amount of all Loans made on the Second Advance Date to the Borrower by the Second Advance Lenders, which Second Advance may not be more than $50,000,000.
     “Second Advance Commitment” means, as to any Second Advance Lender, its obligation to make Loans to the Borrower on the Second Advance Date in an amount equal to its Applicable Percentage of the Second Advance, as adjusted from time to time in accordance with this Agreement.
     “Second Advance Date” means the date occurring on or before November 30, 2005, on which date the Borrower has (by delivery of a Loan Notice) request that the Second Advance be made and on which all the conditions precedent set forth in Section 4.02 have been satisfied or waived in accordance with Section 10.10.
     “Second Advance Lender” means a Lender that, pursuant to Section 2.01(a)(ii), is committed to make Loans to the Borrower on the Second Advance Date in an amount not to exceed such Lender’s Second Advance Percentage of the Second Advance, and any permitted successor or assignee of such Second Advance Lender.
     “Securities Intermediary” means Bank of America, N.A. and any other Person (including a bank or broker) that maintains a securities account for the Borrower in which a security interest has been created in favor of the Administrative Agent for the benefit of the Lenders to secure the Obligations, and that has entered into an Investment Account Control Agreement.

     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder. For purposes of the definition of Internal Control Event, “Securities Laws” also includes the Sarbanes-Oxley Act.
     “Security Agreements” means, collectively, each Amended and Restated Security Agreement and Security Agreement substantially in the form of Exhibit G hereto, executed by the Borrower and each Subsidiary in favor of the Administrative Agent, for the benefit of the Lenders, as renewed, extended, amended or restated from time to time.
     “Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “SPC” has the meaning specified in Section 10.06(h).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan Collateral Account” means the securities account described in Exhibit A to the Security Agreement executed by the Borrower on the Closing Date and that is included in the “Collateral” as defined in such Security Agreement, and any substitute account in which the Administrative Agent for the benefit of the Lenders has a first priority Lien securing the Obligations.
     “Threshold Amount” means $10,000,000.
     “Title Insurance Company” shall mean a title insurance company selected by the Borrower and satisfactory to the Administrative Agent.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND LOANS
     2.01 Loans.
     (a) The Lenders severally agree to make term loans (each a “Loan” and collectively, the “Loans”) to the Borrower in two advances, as follows:
     (i) On the Closing Date, each Initial Advance Lender severally agrees to loan to the Borrower such Lender’s Applicable Percentage of $150,000,000 (the “Initial Advance”) in a single advance.
     (ii) On the Second Advance Date, each Second Advance Lender severally agrees to loan to the Borrower such Lender’s Applicable Percentage of the Second Advance in a single advance; provided, that the aggregate principal amount of all Loans made by the Lenders on the Second Advance Date, when aggregated with the principal amount of the Initial Advance (as repaid and reborrowed on the Second Advance Date in accordance with clause (iii) of this Section 2.01(a)), shall not exceed the Aggregate Commitments for all Lenders effect on the Second Advance Date.
     (iii) On the Second Advance Date, concurrently with the advancing of the Second Advance, the Borrower shall prepay and immediately reborrow the Initial Advance (and pay any additional amounts required pursuant to Section 3.05) so that each Lender ratably holds a portion of each Loan in the proportion that the aggregate Outstanding Amounts owed to such Lender bears to the aggregate Outstanding Amounts owed to all Lenders at such time.
     (b) Except as expressly contemplated and required in Section 2.01(a)(iii), if the Borrower repays or prepays any portion of the Loans, such amount may not be reborrowed.
     (c) Any portion of the Aggregate Commitments that remains undisbursed after the Second Advance Date shall be reduced to zero and cancelled.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000, or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000, or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Loans.
     2.03 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
     (b) Until such time as the Outstanding Amount has been repaid in full, the Outstanding Amount shall be permanently prepaid in the amounts and upon the occurrence of any of the following events:
     (i) in the event of any Debt Issuance by the Borrower or any of its Subsidiaries on or after the Closing Date, then concurrently with receipt of Net Cash Proceeds of such Debt Issuance, the Borrower shall make a prepayment in an amount equal to 100% of the Net Cash Proceeds of such Debt Issuance;
     (ii) in the event of an Equity Issuance by the Borrower or any of its Subsidiaries, on or after the Closing Date, then concurrently with receipt of Net Cash Proceeds of such Equity Issuance, the Borrower shall make a prepayment in an amount equal to 50% of the Net Cash Proceeds of such Equity Issuance; provided, that no prepayment shall be required in connection with a Public Offering.
     (iii) in the event of the receipt by the Borrower or any of its Subsidiaries of Extraordinary Receipts on or after the Closing Date, then immediately following such receipt the Borrower shall make a prepayment in an amount equal to 100% of such Extraordinary Receipts;
     (iv) if Net Cash Proceeds received on or after the Closing Date by the Borrower or any of its Subsidiaries from one or more Dispositions (other than Dispositions of inventory in the ordinary course of business), including any deferred purchase price, exceeds during any calendar year an aggregate amount equal to $1,000,000 (the portion of such Net Cash Proceeds over $1,000,000 is herein referred to as “Excess Net Cash Proceeds”), and any portion of such Excess Net Cash Proceeds have not been reinvested in assets used in the businesses of the Borrower or its Subsidiaries within one hundred eighty (180) days from the receipt by the Borrower or such Subsidiary of such Excess Net Cash Proceeds, then on the day following the one hundred and eightieth day after receipt of such Net Cash Proceeds the Borrower shall make a prepayment in an amount equal to 100% of all such Excess Net Cash Proceeds not so reinvested; and
     (v) in the event that a Casualty occurs, the Borrower shall make principal prepayments to the extent required by Section 6.07.
     The prepayments pursuant to this subsection (b) shall be applied as a prepayment of the Outstanding Amount until the Outstanding Amount is paid in full. All mandatory prepayments of the Outstanding Amount shall be allocated based on each Lender’s Applicable Percentage of such prepayment. In the event that prepayments pursuant to this subsection (b) made during the Availability Period reduce the Outstanding Amount to zero, any subsequent Net Cash Proceeds or Extraordinary Receipts received by the Borrower during the Availability Period shall reduce the Second Advance Commitments dollar-for-dollar.
     (c) Each payment of principal required to be made by subsection (b) of this Section 2.03 shall be applied to installments of principal in inverse order of maturity, together with accrued interest and premium (if applicable) therein. All amounts received shall be applied first to accrued interest, then to premium (if applicable) and then to principal. Within the foregoing parameters, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans.

     (d) All prepayments under this Section 2.03 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts due under Section 3.05; provided, that if the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans (other than a mandatory prepayment upon a Material Casualty or a Major Casualty) under this Section 2.03 at any time that is other than the end of the current Interest Periods, and provided that no Default shall then exist, the Borrower shall have the right, in lieu of making such prepayment in full prior to the end of an Interest Period, to instruct the Administrative Agent to hold such amount on deposit in the Collateral Account and to apply such amount to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto.
     (e) The Collateral Account shall be held by the Administrative Agent for the benefit of the Lenders. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a first priority Lien in the Collateral Account, to secure the Obligations, and shall execute such security agreements or control agreements as the Administrative Agent may request in order to perfect such first priority Lien in the Collateral Account. The Administrative Agent may invest funds in the Collateral Account in interest-bearing deposit accounts of the Administrative Agent (and such account shall pay interest as paid on other similar accounts held by the Administrative Agent) or in Cash Equivalents. Provided that no Default exists, the Borrower may direct the investment of funds in the Collateral Account in such deposit accounts or Cash Equivalents. Any interest earned on such deposit accounts or Cash Equivalents will be for the account of the Borrower, and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced. The Collateral Account shall be under the sole dominion and control of the Administrative Agent.
     2.04 Termination or Reduction of Commitments. After the Closing Date and the funding of the Initial Advance, the Borrower may, upon notice to the Administrative Agent, terminate the Second Advance Commitments, or from time to time permanently reduce the Second Advance Commitments; provided, that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, and (b) any such partial reduction shall be in an aggregate amount of $10,000,000, or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Second Advance Commitments. Any reduction of the Second Advance Commitments shall be applied to the Second Advance Commitment of each Lender according to its Applicable Percentage with respect to the Second Advance. All fees accrued until the effective date of any termination of the Second Advance Commitments shall be paid on the effective date of such termination
     2.05 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
     2.06 Interest and Principal Payments.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     (d) The Outstanding Amount is due and payable in quarterly installments of $500,000 each, commencing December 30, 2005, and continuing thereafter on the last day of each March, June, September and December, with a final payment due on the Maturity Date in an amount equal to the Outstanding Amount as of such date, together with accrued and unpaid interest thereon.
     2.07 Fees.
     (a) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (c) From the Closing Date to the earlier of (i) the date of the Second Advance by the Borrower pursuant to Section 2.01(a)(ii) and (ii) the last day of the Availability Period, the Borrower shall pay a fee (the “Delayed Draw Commitment Fee”) to the Administrative Agent, for the account of each Second Advance Lender based on each such Lender’s Applicable Percentage with respect to the Second Advance, equal to the product of (x) seventy-five basis points (0.75%) per annum times the Second Advance Commitment. The Delayed Draw Commitment Fee shall be payable quarterly in arrears commencing upon the Closing Date.
     2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. After the Second Advance Date, upon the request of any Lender holding two Notes (evidencing Loans made pursuant to such Lender’s Initial Advance Commitment and Loans made pursuant to such Lender’s Second Advance Commitment), the Borrower will execute a replacement Note in favor of such Lender (in the amount of such Lender’s aggregate Commitment) upon the return of such previously-issued Notes to the Administrative Agent.
     2.10 Payments Generally; Administrative Agent’s Clawback.
     (a) (i) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (ii) Application of Payments. All payments shall be remitted to the Administrative Agent and all such payments not relating to the principal or interest of specific Loans, or not constituting payment of specific fees or other specified Obligations, and all proceeds of Collateral received by the Administrative Agent shall be applied as set forth below, or if Section 8.03 shall be applicable, in accordance with Section 8.03.
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) then payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations then due constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment or prepayment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, the balance, if any, to any other Obligations then due to the Administrative Agent or any Lender, and
     Lastly, to the Borrower or as otherwise required by applicable Laws.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided, that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
     2.12 Security. All Obligations of the Borrower and the Guarantors (if any) shall be secured in accordance with the Collateral Documents.

     2.13 Term Loan Collateral Account.
     (a) The Borrower shall make a cash deposit on the Closing Date to the Term Loan Collateral Account in an amount equal to the proceeds of the Initial Advance less proceeds thereof applied to repay or refinance existing Indebtedness under the Existing Credit Agreements and to pay costs associated with closing. The Borrower has granted to the Administrative Agent for the benefit of the Lenders a first priority Lien on the Term Loan Collateral Account as security for the Obligations.
     (b) The Borrower shall have full access to the Term Loan Collateral Account and will be entitled to make withdrawals and transfers from, and otherwise deal with, the funds and investments held therein as the Borrower deems necessary or desirable in the conduct of its business (including, without limitation, for expenditures in the conduct of the Borrower’s business); provided, however, that for so long as the Borrower holds such funds as an asset of the Borrower or a Subsidiary of the Borrower, such funds shall be held in the Term Loan Collateral Account; and provided, further that from and after the occurrence of and during the continuation of an Event of Default, the Administrative Agent shall have the right to restrict the Borrower’s access to the Term Loan Collateral Account and shall have the right to apply the funds therein to payment of the Obligations.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS
     4.01 Conditions of Initial Loans. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) the Collateral Documents, executed by the Borrower in appropriate form for recording, where necessary, together with:
     (A) such Lien searches as the Administrative Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no Liens in favor of any Persons (other than the Liens securing the Obligations and Permitted Liens);
     (B) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords and other Persons party to material contracts relating to any Collateral as to which the Administrative Agent shall be granted a Lien for the benefit of the Lenders, as requested by the Administrative Agent or the Required Lenders; and
     (C) evidence that all other actions necessary or, in the opinion of the Administrative Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Administrative Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken; and
     (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
     (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vi) a favorable opinion of Andrews Kurth LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, substantially in the form of Exhibit E attached hereto;
     (vii) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

     (viii) a certificate signed by a Responsible Officer of the Borrower, certifying (A) that the representations and warranties of the Borrower contained in Article V are and correct as of the Closing Date, (B) that no Default has occurred and is continuing as of such date, (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have or result in, either individually or in the aggregate, a material adverse effect upon, or a material adverse change in, (1) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, (2) the facts and information regarding the Borrower as represented to date by the Borrower, or (3) the perfection or priority of any Lien granted under any of the Collateral Documents, and (D) the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (1) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations, condition (financial or otherwise) or prospects of the Borrower, (2) adversely affect the ability of the Borrower to perform its obligations under the Loan Documents, or (3) adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents;
     (ix) evidence satisfactory to the Administrative Agent that the commitments to lend under the Existing Revolving Credit Agreement are being terminated on the Closing Date, that the Borrower’s outstanding obligations under the Existing Revolving Credit Agreement are being repaid on the Closing Date, and that the liens and security interests securing the Borrower’s obligations thereunder are being released;
     (x) evidence satisfactory to the Administrative Agent that the conditions to effectiveness under the Revolving Agreement have been satisfied or will be satisfied concurrently with the effectiveness of this Agreement;
     (xi) the Audited Financial Statements and quarterly financial statements of the type required to be delivered pursuant to Section 6.01(b), for the quarter ended March 31, 2005;
     (xii) a copy of the report of the Borrower’s insurance broker confirming that (A) insurance complying with the requirements of this Agreement is in effect and (B) there are no past due premiums in respect of any such insurance, and (C) stating that attached thereto are certificates of insurance evidencing same;
     (xiii) an environmental report prepared for the Borrower with respect to the Refinery and the Real Estate satisfactory to the Administrative Agent and Lenders;
     (xiv) a survey of the Property in form and substance satisfactory to the Title Insurance Company, and either (A) a certification from a registered engineer or surveyor (or other evidence reasonably satisfactory to the Administrative Agent) that the portion of the real property on which the improvements constituting the Refinery is or will be situated is not in a flood plain or (B) evidence reasonably satisfactory to the Administrative Agent and the Lenders of appropriate flood insurance;
     (xv) a commitment from the Title Insurance Company for a mortgagee policy of title insurance in form and substance acceptable to the Administrative Agent and Required Lenders and containing affirmative endorsements as reasonably requested by the Administrative Agent; and

     (xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Loans. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall exist or would result from such proposed Loan, or from the application of the proceeds thereof.
     (c) Both before and after giving effect to such Loan, the Outstanding Amount shall not exceed the Aggregate Commitments.
     (d) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
     Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) and (d) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person, or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
     (c) There has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. No Default exists or would be reasonably expected to result from the incurring of any Obligations by the Borrower or from the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of the Threshold Amount; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries and owns no equity investments in any other corporation or entity. As of the Closing Date, the Equity Interests in the Borrower are owned by the partners in the amounts specified on Schedule 5.13 free and clear of all Liens.
     5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility

Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Intellectual Property; Licenses, etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18 Solvency. The Borrower and its Subsidiaries, taken as a whole, and the Borrower, individually, and each of the Guarantors, individually, are Solvent.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2005), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2005), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Field Audits; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
     (c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or audit committee of the board of directors (or comparable board or committee) of any Loan Party by independent accountants in connection with the accounts or books of such Loan Party, or any audit of any of them;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
     (f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
     (g) at the times set forth in Section 6.08(f), the report or certificate of independent insurance broker therein described; and
     (h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. In the event that the Borrower furnishes to the Administrative Agent written notices or other documentation pursuant to this Section 6.02, the Administrative Agent shall promptly furnish a copy thereof to each Lender pursuant to the procedures for notices and communications set forth in Section 10.02.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
     6.03 Notices. Promptly notify the Administrative Agent and each Lender of:
     (a) the occurrence of any Default;
     (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) the occurrence of any ERISA Event;
     (d) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
     (e) if the Borrower is subject to the Sarbanes-Oxley Act, the occurrence of any Internal Control Event; and
     (f) any amendment by Moody’s or S&P of any change or possible change in the debt rating of the Borrower’s Indebtedness under this Agreement.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in clauses (a) through (c) above, the Borrower may convert from a limited partnership to a corporation, provided, that as a condition to such conversion, the Borrower delivers to the Administrative Agent the following in form and substance reasonably satisfactory to the Administrative Agent: (x) confirmation by the Borrower of the enforceability of the Loan Documents and affirmation of representations and warranties set forth in the Loan Documents after giving effect to such conversion; (y) such amendments to lien filings as may be necessary or desirable as a result of the conversion; and (z) a legal opinion with respect to the continued enforceability of the Loan Documents, the continued validity, enforceability and perfection of the Liens and security interests in the Collateral, and no adverse effect on the priority of such Liens, and the consummation of the conversion in accordance with applicable Laws. Following such conversion, all references in this Credit Agreement to “limited partnership” shall be deemed to be references to “corporation”.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07 Casualty.
     (a) Upon the occurrence of each Lesser Casualty, Material Casualty, or Major Casualty, the Borrower shall give the Administrative Agent notice thereof (a “Casualty Notice”) within 5 Business Days. The Administrative Agent is hereby authorized to collect all Casualty Proceeds in respect of Collateral directly and apply them as provided in this Agreement.
     (b) In the event of such Casualty, in its Casualty Notice, the Borrower shall specify its election of the option in clause (i) or clause (ii) below and the Borrower shall take such actions required thereby; provided, however, that the Borrower may elect to exercise the option in clause (ii) only if the Borrower (x) represents and warrants to the Administrative Agent and the Lenders that no Default or Event of Default has occurred and is continuing and, taking into account the receipt of Casualty Proceeds, such Casualty is not reasonably expected to have a Material Adverse Effect, and (y) demonstrate that funds are available (whether from Casualty Proceeds realized upon such Casualty or elsewhere) sufficient in amount to repair or replace the applicable property in accordance with the provisions of Sections 6.07(d); and provided further, that (I) if the Casualty is a Material Casualty or a Major Casualty, then the following clauses (I) and (II) shall apply: (I) if the Casualty is a Material Casualty, the Borrower shall be permitted to elect the option in clause (ii) below unless Administrative Agent shall have notified the Borrower, within 10 Business Days following the Administrative Agent’s receipt of the applicable Casualty Notice, that the Required Lenders have elected not to permit the Borrower to elect the option in clause (ii) below, and (II) if the Casualty is a Major Casualty, the Borrower shall be permitted to elect the option in clause (ii) below only with the prior written consent of the Administrative Agent (acting upon instructions of the Required Lenders), which consent may be granted or withheld in the Required Lenders’ sole discretion.
     (i) Casualty Proceeds shall be applied to prepayment of the Obligations; or
     (ii) The Borrower will repair or replace the applicable property subject to the Casualty.
     (c) If the Borrower repairs or replaces the property suffering a Casualty, the repair or replacement must (i) be conducted in a diligent and expeditious manner and replace or restore said property to a condition at least equal to the condition of the property that existed before the Casualty and that will perform the same function(s) as the original property, per the performance quantity and quality that existed before the Casualty and (ii) be free and clear of any Liens other than Permitted Liens. The Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of compliance with the requirements of this Agreement regarding insurance with respect to such repairs or replacement, and if required by the Required Lenders, an opinion from an independent engineer or consultant acceptable to the Administrative Agent opining that the repair or replacement satisfies the requirements of this Section 6.07(c).
     (d) All Casualty Proceeds that will be used to repair or replace property in accordance with Section 6.07(b)(ii) (and, if such Casualty Proceeds equal more than $5,000,000 and if required by the Administrative Agent, such Casualty Proceeds and any additional funds that are required for repair or replacement) shall be deposited into an account established by Administrative Agent for the benefit of the Lenders (the “Casualty Proceeds Account”). Any Casualty Proceeds in the Casualty Proceeds Account shall be disbursed upon request made by the Borrower from time to time during the course of the Borrower’s restoration or replacement of the applicable property.
     (e) The Casualty Proceeds Account shall be held by the Administrative Agent for the benefit of the Lenders. The Borrower hereby grants to the Administrative Agent for the benefit of the Lenders, a first priority Lien in the Casualty Proceeds Account to secure the Obligations, and shall execute such security agreements or control agreements as the Administrative Agent may request in order to perfect such first priority Lien in the Casualty Proceeds Account. The Administrative Agent may invest funds in the Casualty Proceeds Account in interest-bearing or non-interest-bearing deposit accounts of the Administrative Agent or in Cash Equivalents. Provided that no Default exists, the Borrower may direct the investment of funds in the Casualty Proceeds Account in such deposit accounts or in Cash Equivalents. The Casualty Proceeds Account shall be under the sole dominion and control of the Administrative Agent.
     6.08 Maintenance of Insurance.
     (a) At all times, at its expense, cause to be carried and maintained with reputable insurers, insurance against loss or damage to or arising from their property and assets, of the kinds and in the amounts customarily maintained by prudent companies in similar circumstances, carrying on similar businesses or having comparable properties and reasonably acceptable to the Required Lenders, provided, that in any event the Borrower will maintain: (i) “All Risk” property insurance providing coverage against all risks of physical loss or damage including stock and finished product, written on an agreed amount, replacement cost basis without deduction for depreciation and/or coinsurance penalties, with the exception of the coverage applicable to catalysts, which may be written on an actual cash value basis; with a maximum deductible of $1,000,000 per occurrence, except for deductibles applicable to named windstorm and earthquake, which shall not exceed 5% of the total values insured; (ii) business interruption insurance, as a separate policy or as an extension of the “All Risk” Property Insurance policy, with limits sufficient to cover 24 months of fixed and continuing expenses, including, without limitation, scheduled principal repayments, interest and extra expenses; (iii) commercial general liability insurance, written on an occurrence basis for claims arising from the Borrower’s operations with a combined single limit of liability for property damage, personal injury and bodily injury, including death, in an amount at least equal to $1,000,000 per occurrence and $1,000,000 in the aggregate as respects products liability and a $2,000,000 general aggregate; subject to a maximum deductible of $500,000; (iv) workers’ compensation insurance providing coverage as required by law; (v) employer’s liability insurance (vi) umbrella/excess liability insurance with limits not less than $50,000,000 per occurrence and in the aggregate; such coverage shall be on an occurrence basis and provide (A) follow form coverage excess of the insurance required in clauses (iii), and (v) above, and (B) drop down to provide primary coverage in the event the underlying coverage is reduced/exhausted; (vii) pollution legal liability insurance: (A) coverage in an amount of $50,000,000 per occurrence and in the aggregate inclusive of defense costs; such coverage shall apply to bodily injury, property damage, and cleanup or remediation costs on or off site for conditions or sudden and non-sudden releases of pollutants occurring from the Property as well as contingent liability arising from the transportation of pollutants; and deductibles shall not exceed

$3,000,000 each loss; and (B) without limiting the foregoing, insurance for the purpose of covering the costs of the Borrower’s compliance with the Agreed Order issued in year 2000 by the Texas Commission on Environmental Quality with respect to the Refinery; and (viii) terrorism: (A) with respect to the insurance required in Sections 6.08(a)(i) through (vii) above, extensions of coverage for each required policy or policies applicable to certified acts of terrorism as defined in the Terrorism Risk Insurance Act of 2002; and (B) with respect to the insurance required in Sections 6.08(a)(i) and (ii), extensions of coverage for each required policy or policies applicable to acts of terrorism which do not constitute certified acts of terrorism as defined in the Terrorism Risk Insurance Act of 2002; provided, that this Section shall not be construed so as to require the Borrower to acquire insurance which would be duplicative with other coverage.
     (b) Commercial Unavailability.
     (i) In the event that any of the coverage required in this Section 6.08 become unavailable on commercially reasonable terms, the Borrower will notify the Administrative Agent of the coverage affected, describe the proposed alternate coverages (such alternate coverage(s) shall conform as closely as commercially reasonable with the requirements of this Section 6.08, and request from the Required Lenders a waiver; such request for waiver shall not be unreasonably denied by the Lenders; and in the event that such required coverages again become available on commercially reasonable terms, Borrower shall resume maintenance of such required coverages.
     (ii) The Borrower represents that as of the Closing Date, (1) the coverage required by Section 6.08(a)(vii)(A) for non-sudden release of pollutants is not available on commercially reasonable terms for the Refinery and (2) the policy provisions required by Section 6.08(c)(iii)(B) with respect to the coverage required by Sections 6.08(a)(iii) and (vi) are not available on commercially reasonable terms. In reliance upon such representations and pursuant to the Borrower’s request, the Lenders agree that the Borrower shall not be required to maintain such coverage or such policy provisions; provided, however, that the Borrower shall use its best efforts to obtain such coverage and such policy provisions, and in the event that such coverage or any of such policy provisions become available on commercially reasonable terms, the Borrower shall maintain such coverage and/or policy provisions, as applicable.
     (c) All insurance required by the Borrower shall comply with the following general requirements: (i) all insurance shall be written by insurance companies that are rated in A.M. Best’s Key Insurance Rating Guide or any successor thereto (or if there be none, an organization having a similar national reputation) with a general policyholder rating of “A-” or better and a financial rating of at least “VIII” or otherwise reasonably acceptable to Required Lenders; (ii) with the exception of the coverage required in Section 6.08(a)(iv), (v), and (vii)(B) above, all liability insurance, business interruption insurance and property insurance in respect of the Collateral shall name the Administrative Agent and the Lenders as additional insureds and/or as mortgagee/loss payees, as their respective interests may appear; (iii) with the exception of the coverage required in Section 6.08(a)(vii)(B), each policy referred to in this Section 6.08 shall provide that (A) it will not be cancelled or its limits reduced, or allowed to lapse without renewal, except after not less than 30 days’ (but 10 days if for non-payment of premium) prior written notice to the Administrative Agent; (B) the interests of the Administrative Agent and the Lenders shall not be invalidated or otherwise compromised by any act or negligence of, or breach of representation or warranty by the Borrower or any Person having an interest in the Property and (C) such insurance is primary with respect to any other insurance carried by or available to the Administrative Agent and/or any Lender; (iv) with the exception of the coverage required in Section 6.08(a)(vii)(B), all insurers shall waive their rights of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against the Administrative Agent and the Lenders and further the insurers shall waive any right to claim any premiums or commission against the Administrative Agent or any Lender.
     (d) The Borrower will notify the Administrative Agent and the Lenders at least 10 days prior to any policy cancellation, reduction in policy limits, modification or amendment or other material change which would result in non-compliance with the requirements of this Section 6.08.
     (e) No provision of this Section 6.08 shall impose on the Administrative Agent or Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower or other Loan Parties, nor shall the Administrative Agent or the Lenders be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter. Any failure on the part of the Administrative Agent or the Lenders to pursue or obtain the evidence of insurance required by this Section 6.08 from the Borrower or other Loan Parties and/or failure of the Administrative Agent or the Lenders to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Section 6.08.
     (f) Prior to the Closing Date, and thereafter within eight (8) Business Days of the expiration dates of the expiring policies theretofore delivered pursuant to this Section 6.08, the Borrower shall deliver to the Administrative Agent evidence of insurance issued by the insurer(s) or their authorized representatives evidencing insurance required to be maintained by the Borrower pursuant to this Section 6.08. Together with the delivery of the foregoing, the Borrower will furnish to the Administrative Agent a report or certificate of Borrower’s independent insurance broker confirming the maintenance of all insurance required to be maintained by the Borrower pursuant to this Section 6.08.
     6.09 Compliance with Laws and Contractual Obligations. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and all Contractual Obligations, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.10 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.11 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.12 Use of Proceeds. Use the proceeds of the Loans to refinance Indebtedness of the Borrower under the Existing Credit Agreements, for working capital and capital expenditures, for

Permitted Distributions, and for general corporate purposes not in contravention of any Law or of any Loan Document.
     6.13 Guarantors. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iv) and (v) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)(i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     6.14 Further Assurances. Promptly upon request by the Administrative Agent or the Required Lenders, the Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens on the Revolver Collateral securing the Loan Parties’ obligations under the Revolving Credit Agreement;
     (c) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;
     (d) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety or appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) Liens (other than Liens on the Collateral) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (j) Liens securing Indebtedness permitted under Section 7.03(e); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and
     (k) Any Liens (other than Liens on the Collateral), not otherwise described in Subsections 7.01(a) through (j) above securing Indebtedness or other payment obligations, provided that the Indebtedness and other obligations secured by such Liens shall not any time exceed $5,000,000 in the aggregate at any time outstanding.
     7.02 Investments. Make any Investments, except:
     (a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable securities;
     (b) advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes, in accordance with any applicable Laws;
     (c) Investments in a wholly owned Subsidiary that is a Guarantor;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.03; and
     (f) other Investments in an amount not exceeding $10,000,000 in the aggregate in any fiscal year of the Borrower.

     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness under the Revolving Credit Agreement, and any refinancings, refundings, renewals or extensions thereof;
     (c) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;
     (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided, that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000; and
     (f) unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) the Borrower may merge with any other Person, provided, that the Borrower shall be the continuing or surviving Person;
     (b) any Subsidiary may merge with (i) the Borrower, subject to clause (a) above, and (ii) any one or more other Subsidiaries; and
     (c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;

     (c) Leases of part of the Property (i) described on Schedule 7.05 hereto, and (ii) other leases entered into after the Closing Date in the ordinary course of the Borrower’s business and expressly subordinate (by the terms of lease or pursuant to a subordination agreement satisfactory to the Administrative Agent) to the Administrative Agent’s Liens under the Deed of Trust;
     (d) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (e) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided, that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
     (f) Dispositions permitted by Section 7.04;
     (g) Dispositions of other assets in connection with scheduled turnarounds, maintenance and equipment and facility updates; and
     (h) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided, that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $10,000,000;
provided, however, that any Disposition pursuant to clauses (a) through (h) shall be for fair market value, and provided, further that in the case of Dispositions pursuant to clause (a), (e), (f), (g), and (h), the Borrower shall make mandatory prepayments to the extent required by Section 2.03(b)(iv).
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and
     (d) the Borrower may make Permitted Distributions.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
     7.09 Burdensome Agreements. (a) Enter into any Contractual Obligation that (i) limits the ability of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, or (ii) prohibits any Subsidiary to Guarantee the Obligations of the Borrower, or requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, or (b) enter into any Contractual Obligation (other than this Agreement, the other Loan Documents and the Revolving Credit Agreement) that limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, provided, however, that this Section 7.09 shall not prohibit any Subsidiary from entering into Contractual Obligations in favor of any holder of Indebtedness permitted under Section 7.03(f) that contain a negative pledge or a restriction of transfer on property, solely to the extent any such negative pledge or other restriction on transfer of property relates to the property financed by or the subject of such Indebtedness.
     7.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.
     7.11 Financial Covenants.
     (a) Permit Consolidated Net Worth at any time to be less than an amount equal to the sum of (i) $75,000,000, plus (ii) an amount equal to fifty percent (50%) of (A) Consolidated Net Income computed on a cumulative basis for the period beginning July 1, 2005 and ending on the date of determination (provided, that (x) in calculating Consolidated Net Income for purposes of measuring compliance with this Section 7.11(a), Taxes shall not be deducted, and (y) no negative adjustment will be made in the event that Consolidated Net Income is a deficit figure for such period), minus (B) the amount of Permitted Tax Distributions during such period, plus (iii) 100% of all Net Cash Proceeds from the sale or issuance of Equity Interests by the Borrower, minus (iv) the amount of any Permitted Insurance Premium Distributions during such period.
     (b) Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through 6/30/07	2.50 to 1.00
7/01/07 through 6/30/08	2.75 to 1.00
7/01/08 and each fiscal quarter thereafter	3.00 to 1.00
     (c) Permit the Consolidated Leverage Ratio at any time during the periods set forth below to be greater than the ratio set forth below opposite such period:

Period Ending	Maximum Consolidated Leverage Ratio
Closing Date through 6/30/07	3.75 to 1.00
7/01/07 through 6/30/08	3.50 to 1.00
7/01/08 and thereafter	3.25 to 1.00

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11, 6.12 or 6.13 or Article VII or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default.
     (i) An Event of Default (as defined in the Revolving Credit Agreement) shall occur; or
     (ii) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or
     (iii) There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

     (f) Insolvency Proceedings, etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or the Borrower or any of its Subsidiaries shall take any corporate, partnership or company action in furtherance of the foregoing; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;
     (k) Change of Control. There occurs any Change of Control; or
     (l) Collateral.
     (i) Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

     (ii) Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the book managers, arrangers or agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Collateral and Guaranty Matters.
     (a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
     (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j); and
     (iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
     (b) The Lenders authorize the Administrative Agent to enter into an agreement with the administrative agent for the lenders under the Revolving Credit Agreement, agreeing to permit such administrative agent to have access to the Refinery premises if needed for the purposes of removing inventory that constitutes collateral for the lenders under the Revolving Credit Agreement, such access agreement to be in form and substance satisfactory to the Administrative Agent.
     (c) Upon the occurrence and continuance of an Event of Default, the Lenders agree to promptly confer in order that the Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from the Required Lenders. All rights of action under the Loan Documents and all rights to the Collateral, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other the Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the expenses of the Administrative Agent.
     (d) Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders. Except to the extent unanimity is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

     (e) The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.
     (f) The Administrative Agent shall have no obligation to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 9.10 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability to any Lender, other than to act without gross negligence or willful misconduct.
     (g) In furtherance of the authorizations set forth in this Section 9.10, each Lender hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender, (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Document), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve the Lender’s Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in clause (a) hereof. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the Collateral matters described in this Section 9.10. The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent. The power of attorney conferred by this Section 9.10(g) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders have any Commitments under the Loan Documents.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; or waive any condition set forth in Section 4.01(b) as it relates to the Second Advance without the consent of each Second Advance Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Sections 2.01(c) or 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them)

hereunder or under any other Loan Document without the written consent of each Lender to whom such a payment is to be made;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
     (e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (g) discharge any Guarantor, or, except as otherwise provided in Section 9.10, release any material portion of the Collateral, except as otherwise may be provided in the Collateral Documents or except where the consent of the Required Lenders only is specifically provided for;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties.

     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
     (d) Indemnification of Securities Intermediaries by the Lenders.
     (i) The Lenders agree to indemnify upon demand each Securities Intermediary (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) and hold it harmless from and against any and all claims, other than those ultimately determined to be founded on gross negligence or willful misconduct of such Securities Intermediary, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorney’s fees and disbursements) incurred as a result of the assertion of any such claims, by any person or entity arising out of, or otherwise related to, any instructions given by the Administrative Agent to the Securities Intermediary in connection with the Investment Account Control Agreement to which such Securities Intermediary is a party.
     (ii) In the event that a Securities Intermediary transfers funds to the Administrative Agent from an investment account held by such Securities Intermediary, pursuant to a notice delivered by the Administrative Agent to the Securities Intermediary in accordance with the Investment Account Control Agreement, and thereafter items deposited into such investment account are dishonored, the Borrower shall reimburse such Securities Intermediary as provided in the applicable Investment Account Control Agreement, and in the event the Borrower fails to do so, to the extent funds on account of such item have been transferred to the Lenders, the Lenders agree to reimburse the Securities Intermediary promptly (by transfer to the Administrative Agent), provided, that the Securities Intermediary submits a claim for such reimbursement within the time period required by the Investment Account Control Agreement to which it is a party.
     (iii) The indemnification set forth in this Section 10.04 shall survive termination of this Agreement and each Investment Account Control Agreement.

     (e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; provided, that prior to the Second Advance Date, (A) a Lender may assign its Loans made pursuant to its Initial Advance Commitment without a corresponding assignment of its Second Advance Commitment, and (B) and a Lender may assign its Second Advance Commitment without a corresponding assignment of its Loans made pursuant to its Initial Advance Commitment;
     (iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, Administrative Agent and each Lender, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Administrative Agent, such Lender or any such Affiliate, irrespective of whether or not Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent, such Lender or their respective Affiliates may have. Administrative Agent and each Lender agree to notify the Borrower, and each Lender shall notify the Administrative Agent, promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     10.14 Governing Law; Jurisdiction; etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED

TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     10.17 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     10.18 Restatement of Existing Term Loan Credit Agreement. The parties hereto agree that, on the Closing Date, after all conditions precedent set forth in Section 4.01 have been satisfied or waived: (a) the Obligations (as defined in this Agreement) represent, in part, the restatement, renewal, amendment, extension, and modification of the “Obligations” (as defined in the Existing Term Loan Credit Agreement); (b) this Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Existing Term Loan Credit Agreement in its entirety; (c) the Notes, if any, executed pursuant to this Agreement amend, renew, extend, modify, replace, restate, substitute for, and supersede in their entirety the promissory notes issued pursuant to the Existing Term Loan Credit Agreement; (d) the Collateral Documents executed pursuant to this Agreement (including, without limitation, the Security Agreement and the Deed of Trust) amend, renew, extend, modify, replace, restate, substitute for, and supersede in their entirety the “Security Documents” executed and delivered pursuant to the Existing Term Loan Credit Agreement; and (e) the entering into and performance of their respective obligations under the Loan Documents and the transactions evidenced hereby do not constitute a novation or discharge of the “Indebtedness” under the Existing Term Loan Credit Agreement which is being refinanced by extensions of credit under this Agreement and shall be governed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WESTERN REFINING COMPANY, L.P.,
a Delaware limited partnership, as Borrower

By:	Refinery Company, L.C.,
its general partner

	By:	/s/ Scott D. Weaver

Scott D. Weaver
Chief Financial Officer
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Claire M. Liu

Claire M. Liu
Senior Vice President
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Edward A. Hamilton

Edward A. Hamilton
Senior Vice President
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)

MERRILL LYNCH CAPITAL, A DIVISION OF
MERRILL LYNCH BUSINESS FINANCIAL
SERVICES INC.,
as a Lender

By:	/s/ Ferris W. Mapes

Name: Ferris W. Mapes
Title: Director
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)

GENERAL ELECTRIC CAPITAL
CORPORATION,
as a Lender

By:	/s/ Brian P. Ward

Name: Brian P. Ward
Title: Manager Operations
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)

UFJ BANK LIMITED,
as a Lender

By:	/s/ Clyde L. Redford

Name: Clyde L. Redford
Title: Senior Vice President
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)

GUARANTY BANK,
as a Lender

By:	/s/ Jim R. Hamilton

Name: Jim R. Hamilton
Title: Senior Vice President
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)

NATEXIS BANQUES POPULAIRES,
as a Lender

By:	/s/ Daniel Payer

Daniel Payer
Vice President

By:	/s/ Louis P. Laville, III

Louis P. Laville, III
Vice President & Manager
Signature Page to Amended and Restated Term Loan Agreement
(Western Refining Company, L.P.)